Exhibit 99.1

Penn Virginia Resource Partners, L.P.

Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Stephen R. Milbourne
Director - Investor Relations
Phone: 610-975-8204 Fax: 610-975-8201
E-Mail: invest@pvrpartners.com

PENN VIRGINIA RESOURCE PARTNERS, L.P. ANNOUNCES

THIRD QUARTER 2010 RESULTS AND DECLARES QUARTERLY DISTRIBUTION

RADNOR, PA – October 27, 2010 . . . Penn Virginia Resource Partners, L.P. (NYSE: PVR) today reported financial and operational results for the three months ended September 30, 2010 and provided an update of full-year 2010 guidance.

Third Quarter 2010 Highlights

Third quarter 2010 highlights and results, with comparisons to third quarter 2009 results, included the following:

•	Quarterly distributable cash flow (DCF), a non-GAAP (generally accepted accounting principles) measure, of $33.9 million as compared to $37.2 million;

•	Net income of $10.8 million, or $0.09 per limited partner unit, as compared to $18.8 million, or $0.24 per limited partner unit;

•

Adjusted net income, a non-GAAP measure which excludes the effects of the non-cash change in derivatives fair value, of $19.4 million, or $0.25 per limited partner unit, as compared to $22.2 million, or $0.30 per limited partner unit;

•	Coal royalties revenue of $35.0 million or $4.10 per ton as compared to $29.8 million or $3.56 per ton;

•	Coal production by lessees of 8.5 million tons, as compared to 8.4 million tons;

•	Quarterly natural gas midstream system throughput volumes of 36.2 billion cubic feet (Bcf), or 394 million cubic feet (MMcf) per day, as compared to 29.8 Bcf, or 324 MMcf per day;

•	Midstream gross margin of $28.6 million, or $0.79 per thousand cubic feet (Mcf), as compared to $26.1 million, or $0.88 per Mcf; and

•	Midstream gross margin, including the cash impact of midstream derivatives, of $28.0 million, or $0.77 per Mcf, as compared to $28.1 million, or $0.94 per Mcf.

Reconciliations of non-GAAP financial measures to GAAP-based measures appear in the financial tables later in this release.

Management Comment

“We are pleased with the third quarter results” said Bill Shea, CEO. “Our coal segment continued to produce strong results and the increased volumes in midstream business are encouraging as we head into the fourth quarter. The third quarter also saw some exciting developments at PVR including the commencement of construction on our previously announced pipeline in the Marcellus Shale, which is anchored with a contract with Range Resources, and our announcement of the merger of PVG and

PVR Announces Third Quarter 2010 Results	Page 2

PVR. Both of these developments are expected to position PVR well for the future,” Mr. Shea said.

Cash Distribution

The Board of Directors of Penn Virginia Resources GP, LLC, the general partner of PVR declared a third quarter cash distribution of $0.47 per unit, payable on November 12, 2010 to unitholders of record as of November 8, 2010. The distribution equates to an annualized rate of $1.88 per unit.

Third Quarter 2010 Results

DCF for the third quarter of 2010 of $33.9 million was $3.3 million, or 9 percent, lower than the $37.2 million of DCF in the third quarter of 2009 primarily due to:

•	a $4.1 million increase in interest expense due to the $300.0 million long-term debt offering completed in April 2010,

•	a $2.8 million increase in maintenance capital expenditures, and

•	a $2.1 million increase in cash payments to settle derivatives.

These decreases in DCF were partially offset by:

•	a $5.4 million increase in operating income adjusted for DD&A for both the coal and midstream segments, due to increased average coal royalties per ton and increased natural gas processing margins.

Coal and Natural Resource Management Segment Review

During the third quarter of 2010, operating income for PVR Coal and Natural Resource Management increased by $5.2 million, or 24 percent, to $26.4 million from $21.2 million in the prior year quarter. Total revenues increased by $5.2 million, or 15 percent, to $40.4 million from $35.2 million in the prior year quarter primarily due to higher coal royalties revenue.

Coal royalties revenues were 17 percent higher than the prior year quarter, primarily due to a $0.54, or 15 percent increase, in average coal royalties per ton to $4.10 in the third quarter of 2010 as compared to $3.56 in the prior year quarter. The increase in average coal royalties from the prior year quarter was attributable to higher coal prices. Total operating expenses in the third quarter this year were essentially even with the prior year quarter.

Natural Gas Midstream Segment Review

During the third quarter of 2010, operating income for PVR Midstream decreased $0.6 million to $6.0 million from $6.6 million in the prior year quarter. Adjusted for the cash impact of derivatives, operating income decreased $3.2 million, from $8.6 million in the prior year quarter to $5.4 million. Midstream gross margin increased by 9 percent to $28.6 million, or $0.79 per Mcf, from $26.1 million, or $0.88 per Mcf, in the prior year quarter primarily due to higher throughput volumes. Adjusted for the cash impact of derivatives, midstream gross margin was $28.0 million, down $0.1 million from $28.1 million in the prior year quarter; on a per unit basis, midstream gross margin adjusted for the cash impact of derivatives was $0.77 per Mcf, down 18 percent from $0.94 per Mcf, in the prior year quarter.

System throughput volumes increased 22 percent to 36.2 Bcf, or approximately 394 MMcf per day, in the third quarter of 2010 from 29.8 Bcf, or approximately 324 MMcf per day, in the prior year quarter. The increase in volumes was primarily the result of additional volumes on the Crossroads and Panhandle systems and new business in the Pennsylvania Marcellus shale region. Other expenses increased by $3.3 million to $24.8 million, due to a $1.4 million increase in operating expenses, a $0.5 million increase in general and administrative expense, and a $1.4 million increase in DD&A.

PVR Announces Third Quarter 2010 Results	Page 3

Capital Resources and Impact of Derivatives

As of September 30, 2010, PVR had borrowings of $365.0 million under our $850.0 million revolving credit facility and $13.1 million of cash and equivalents, with remaining borrowing capacity of $483.4 million under the revolver. Interest expense increased from $6.5 million in the third quarter of 2009 to $10.6 million in the third quarter of 2010 due to the refinancing of short-term borrowings under the credit facility with the issuance of $300.0 million of long term debt in April 2010.

For the third quarter of 2010, derivatives expense was $11.0 million, as compared to derivatives expense of $2.8 million in the prior year quarter. Cash settlements of derivatives included in these amounts resulted in net cash payments of $2.4 million during the third quarter of 2010 related to commodity and interest rate derivatives, as compared to $0.3 million of net cash payments in the prior year quarter. See the Natural Gas Midstream Segment Review in this release for a discussion of the impact of derivatives on PVR Midstream’s gross margin. See the Guidance Table included in this release for details of derivative positions as of September 30, 2010.

Guidance for 2010

See the Guidance Table included in this release for updated guidance estimates for full-year 2010. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as our operating environment changes.

Third Quarter 2010 Financial and Operational Results Conference Call

A joint conference call and webcast for PVR and Penn Virginia GP Holdings, L.P. (NYSE: PVG), during which management will discuss third quarter 2010 financial and operational results, is scheduled for Thursday, October 28, 2010 at 11:00 a.m. ET. Prepared remarks by William H. Shea, Jr., Chief Executive Officer, will be followed by a question and answer period. Interested parties may participate via phone by dialing 800-860-2442 (international 412-858-4600) five to ten minutes before the scheduled start of the conference call (reference the Penn Virginia Resource Partners call), or listen via webcast by logging on to our website, www.pvresource.com, or PVG’s website, www.pvgpholdings.com, at least 15 minutes prior to the scheduled start of the call to download and install any necessary audio software. An on-demand replay of the conference call will be available on both websites shortly after the conclusion of the call. A telephonic replay of the call will be available through November 4 by dialing 877-344-7529 (international: 412-317-0088) and using conference playback number 445416.

******

Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership which owns and manages coal and natural resource properties and related assets, and owns and operates midstream natural gas gathering and processing businesses. We own more than 800 million tons of proven coal reserves in Northern and Central Appalachia, and the Illinois and San Juan Basins; our midstream natural gas assets are located principally in Texas, Oklahoma and Pennsylvania and include more than 4,100 miles of natural gas gathering pipelines and 6 processing systems with approximately 400 million cubic feet per day of capacity. For more information about PVR, visit our website at www.pvresource.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the volatility of commodity prices for natural gas, NGLs and coal; our ability to access external sources of capital; any impairment writedowns of our assets; the relationship between natural gas, NGL and coal prices; the projected demand for and supply of natural gas, NGLs and coal; competition among producers in the coal industry generally and among natural gas midstream companies; the extent to which the amount and quality of actual production of our coal differs from estimated recoverable coal reserves; our ability to generate sufficient cash from our businesses to maintain and pay the

PVR Announces Third Quarter 2010 Results	Page 4

quarterly distribution to our general partner and our unitholders; the experience and financial condition of our coal lessees and natural gas midstream customers, including our lessees’ ability to satisfy their royalty, environmental, reclamation and other obligations to us and others; operating risks, including unanticipated geological problems, incidental to our coal and natural resource management or natural gas midstream businesses; our ability to acquire new coal reserves or natural gas midstream assets and new sources of natural gas supply and connections to third-party pipelines on satisfactory terms; our ability to retain existing or acquire new natural gas midstream customers and coal lessees; the ability of our lessees to produce sufficient quantities of coal on an economic basis from our reserves and obtain favorable contracts for such production; the occurrence of unusual weather or operating conditions including force majeure events; delays in anticipated start-up dates of our lessees’ mining operations and related coal infrastructure projects and new processing plants in our natural gas midstream business; environmental risks affecting the mining of coal reserves or the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by us or our lessees; hedging results; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; risks and uncertainties relating to general domestic and international economic (including inflation, interest rates and financial and credit markets) and political conditions (including the impact of potential terrorist attacks); our ability to complete our previously announced merger; and other risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our most recent Quarterly Reports on Form 10-Q.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2009 and our most recent Quarterly Reports on Form 10-Q. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - unaudited

(dollars in thousands, except per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues
Natural gas midstream	$180,207	$118,443	$497,362	$348,882
Coal royalties	34,983	29,821	98,088	90,448
Coal services	1,975	1,869	5,976	5,502
Other	5,664	5,492	17,313	16,971

Total revenues	222,829	155,625	618,739	461,803

Expenses
Cost of gas purchased	151,657	92,355	415,111	285,129
Operating	11,748	9,836	32,317	29,296
General and administrative	8,392	7,767	31,576	24,271
Depreciation, depletion and amortization	18,702	17,851	54,783	51,971

Total expenses	190,499	127,809	533,787	390,667

Operating income	32,330	27,816	84,952	71,136

Other income (expense)
Interest expense	(10,639)	(6,505)	(25,368)	(18,486)
Interest income and other	103	323	615	969
Derivatives	(11,020)	(2,810)	(11,514)	(12,005)

Net income	$10,774	$18,824	$48,685	$41,614

Allocation of net income:
General partner’s interest in net income	$6,187	$6,291	$18,842	$18,576
Limited partners’ interest in net income	$4,587	$12,533	$29,843	$23,038

Basic and diluted net income per limited partner unit	$0.09	$0.24	$0.57	$0.43

Weighted average units outstanding, basic and diluted (in thousands)	52,293	51,799	52,034	51,799

Other data:

Distributions to limited partners (per unit) - (a)	$0.47	$0.47	$1.41	$1.41
Distributions paid	$31,205	$30,877	$93,389	$92,631
Distributable cash flow (non-GAAP) - (b)	$33,925	$37,213	$101,722	$103,432

Coal and natural resource management segment:
Coal royalty tons (in thousands)	8,530	8,387	25,645	25,874
Average coal royalties ($ per ton)	$4.10	$3.56	$3.82	$3.50

Natural gas midstream segment:
System throughput volumes (MMcf)	36,233	29,811	93,120	93,433
Gross margin (in thousands)	$28,550	$26,088	$82,251	$63,753

(a)	These quarterly distributions are for the periods shown and are payable within 45 days after the end of each quarter to unitholders of record and to our general partner.
(b)	See subsequent page for the calculation and description of distributable cash flow.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONDENSED CONSOLIDATED BALANCE SHEETS - unaudited

(in thousands)

	September 30, 2010	December 31, 2009
Assets
Cash and cash equivalents	$13,131	$8,659
Accounts receivable	80,087	82,321
Derivative assets	148	1,331
Other current assets	7,095	4,468

Total current assets	100,461	96,779
Property, plant and equipment, net	932,400	900,844
Other long-term assets	216,158	210,437

Total assets	$1,249,019	$1,208,060

Liabilities and Partners’ Capital
Accounts payable and accrued liabilities	$94,000	$70,405
Deferred income	3,531	3,839
Derivative liabilities	13,430	11,251

Total current liabilities	110,961	85,495
Derivative liabilities	4,250	4,285
Other long-term liabilities	29,300	21,673
Senior notes	300,000	—
Revolving credit facility	365,000	620,100
Partners’ capital	439,508	476,507

Total liabilities and partners’ capital	$1,249,019	$1,208,060

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Cash flows from operating activities
Net income	$10,774	$18,824	$48,685	$41,614
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	18,702	17,851	54,783	51,971
Commodity derivative contracts:
Total derivative (gains) losses included in net income	11,020	3,667	12,604	14,235
Cash receipts (payments) to settle derivatives for the period	(2,435)	(314)	(6,493)	4,135
Non-cash interest expense	1,633	1,416	4,243	3,149
Non-cash unit-based compensation	130	1,500	6,017	1,500
Equity earnings, net of distributions received	110	(1,385)	2,500	(2,456)
Other	(109)	(300)	(721)	(932)
Changes in operating assets and liabilities	14,170	1,608	25,196	3,209

Net cash provided by operating activities	53,995	42,867	146,814	116,425

Cash flows from investing activities
Acquisitions, net of cash acquired	(6)	(27,648)	(17,870)	(29,510)
Additions to property, plant and equipment	(33,240)	(11,523)	(57,973)	(43,781)
Other	315	300	985	872

Net cash used in investing activities	(32,931)	(38,871)	(74,858)	(72,419)

Cash flows from financing activities
Distributions to partners	(31,205)	(31,211)	(93,389)	(92,966)
Proceeds from issuance of senior notes	—	—	300,000	—
Proceeds from (repayments of) revolving credit facility, net	18,510	31,000	(255,100)	60,000
Other	(10,270)	—	(18,995)	(9,258)

Net cash used in financing activities	(22,965)	(211)	(67,484)	(42,224)

Net increase (decrease) in cash and cash equivalents	(1,901)	3,785	4,472	1,782
Cash and cash equivalents - beginning of period	15,032	7,481	8,659	9,484

Cash and cash equivalents - end of period	$13,131	$11,266	$13,131	$11,266

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands, except per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Reconciliation of GAAP “Net income” to Non-GAAP “Distributable cash flow”
Net income	$10,774	$18,824	$48,685	$41,614
Depreciation, depletion and amortization	18,702	17,851	54,783	51,971
Commodity derivative contracts:
Derivative (gains) losses included in net income	11,020	3,667	12,604	14,235
Cash receipts (payments) to settle derivatives for the period	(2,435)	(314)	(6,493)	4,135
Equity earnings from joint venture, net of distributions	110	(1,385)	2,500	(2,456)
Maintenance capital expenditures	(4,246)	(1,430)	(10,357)	(6,067)

Distributable cash flow (a)	$33,925	$37,213	$101,722	$103,432

Distribution to Partners:

Limited partner units	$24,578	$24,346	$73,313	$73,037
Phantom units (b)	33	333	406	333
General partner interest	501	497	1,496	1,491
Incentive distribution rights (c)	6,093	6,035	18,174	18,105

Total cash distribution paid during period	$31,205	$31,211	$93,389	$92,966

Total cash distribution paid per unit during period	$0.47	$0.47	$1.41	$1.41

Reconciliation of GAAP “Net income” to Non-GAAP “Net income as adjusted”
Net income	$10,774	$18,824	$48,685	$41,614
Adjustments for derivatives:
Derivative (gains) losses included in net income	11,020	3,667	12,604	14,235
Cash receipts (payments) to settle derivatives for the period	(2,435)	(314)	(6,493)	4,135

Net income, as adjusted (d)	$19,359	$22,177	$54,796	$59,984

Allocation of net income, as adjusted:
General partner’s interest in net income, as adjusted	$6,359	$6,358	$18,964	$18,943
Limited partners’ interest in net income, as adjusted	$13,000	$15,819	$35,832	$41,041

Net income, as adjusted, per limited partner unit, basic and diluted	$0.25	$0.30	$0.69	$0.78

(a)	Distributable cash flow represents net income plus depreciation, depletion and amortization expenses, plus (minus) derivative losses (gains) included in other income, plus (minus) cash received (paid) for derivative settlements, minus equity earnings in joint ventures, plus cash distributions from joint ventures, minus maintenance capital expenditures. Distributable cash flow is a significant liquidity metric which is an indicator of our ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to our partners. Distributable cash flow is also the quantitative standard used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of publicly traded partnerships. Distributable cash flow is presented because we believe it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, as a measure of liquidity or as an alternative to net income.
(b)	Phantom units grants were made in both 2010 and 2009 under our long-term incentive plan. Phantom units receive distribution rights; thus, we have presented distributions paid to phantom unit holders in our total distributions paid to Partners.
(c)	In accordance with our partnership agreement, incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved.
(d)	Net income, as adjusted, represents net income adjusted to exclude the effects of non-cash changes in the fair value of derivatives. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the natural gas midstream industry. We use this information for comparative purposes within the industry. Net income, as adjusted, is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

QUARTERLY SEGMENT INFORMATION - unaudited

(in thousands)

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Three months ended September 30, 2010

Revenues
Natural gas midstream	$—	$180,207	$180,207
Coal royalties	34,983	—	34,983
Coal services	1,975	—	1,975
Timber	1,437	—	1,437
Oil and gas royalties	631	—	631
Other	1,382	2,214	3,596

Total revenues	40,408	182,421	222,829

Expenses
Cost of gas purchased	—	151,657	151,657
Operating	2,908	8,840	11,748
General and administrative	3,686	4,706	8,392
Depreciation, depletion and amortization	7,440	11,262	18,702

Total expenses	14,034	176,465	190,499

Operating income	$26,374	$5,956	$32,330

Additions to property and equipment and acquisitions	$169	$33,077	$33,246

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Three months ended September 30, 2009

Revenues
Natural gas midstream	$—	$118,443	$118,443
Coal royalties	29,821	—	29,821
Coal services	1,869	—	1,869
Timber	1,582	—	1,582
Oil and gas royalties	535	—	535
Other	1,372	2,003	3,375

Total revenues	35,179	120,446	155,625

Expenses
Cost of gas purchased	—	92,355	92,355
Operating	2,435	7,401	9,836
General and administrative	3,520	4,247	7,767
Depreciation, depletion and amortization	7,999	9,852	17,851

Total expenses	13,954	113,855	127,809

Operating income	$21,225	$6,591	$27,816

Additions to property and equipment and acquisitions	$140	$39,031	$39,171

PENN VIRGINIA RESOURCE PARTNERS, L.P.

YEAR-TO-DATE SEGMENT INFORMATION - unaudited

(in thousands)

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Nine months ended September 30, 2010

Revenues
Natural gas midstream	$—	$497,362	$497,362
Coal royalties	98,088	—	98,088
Coal services	5,976	—	5,976
Timber	4,488	—	4,488
Oil and gas royalties	2,000	—	2,000
Other	3,998	6,827	10,825

Total revenues	114,550	504,189	618,739

Expenses
Cost of gas purchased	—	415,111	415,111
Operating	7,670	24,647	32,317
General and administrative	13,219	18,357	31,576
Depreciation, depletion and amortization	22,145	32,638	54,783

Total expenses	43,034	490,753	533,787

Operating income	$71,516	$13,436	$84,952

Additions to property and equipment and acquisitions	$18,283	$57,560	$75,843

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Nine months ended September 30, 2009

Revenues
Natural gas midstream	$—	$348,882	$348,882
Coal royalties	90,448	—	90,448
Coal services	5,502	—	5,502
Timber	4,355	—	4,355
Oil and gas royalties	1,783	—	1,783
Other	6,487	4,346	10,833

Total revenues	108,575	353,228	461,803

Expenses
Cost of gas purchased	—	285,129	285,129
Operating	7,211	22,085	29,296
General and administrative	11,275	12,996	24,271
Depreciation, depletion and amortization	23,557	28,414	51,971

Total expenses	42,043	348,624	390,667

Operating income	$66,532	$4,604	$71,136

Additions to property and equipment and acquisitions	$2,046	$71,245	$73,291

PENN VIRGINIA RESOURCE PARTNERS, L.P.

GUIDANCE TABLE - unaudited

(dollars and tons in millions)

Penn Virginia Resource Partners, L.P. is providing the following guidance regarding financial and operational expectations for full-year 2010.

	Actual				Full-Year 2010 Guidance
	First Quarter 2010	Second Quarter 2010	Third Quarter 2010	YTD 2010
Coal and natural resource management segment:
Coal royalty tons (millions)	8.2	8.9	8.5	25.6	33.0	-	34.0

Revenues:
Average coal royalties per ton	$3.42	3.93	4.10	3.82	3.80	-	3.90
Other	$5.3	5.7	5.4	16.5	21.0	-	22.0

Expenses:
Cash operating expenses	$5.9	8.4	6.6	20.9	26.0	-	27.0
Depreciation, depletion and amortization	$7.3	7.4	7.4	22.1	29.0	-	30.0

Capital expenditures:
Expansion and acquisitions	$0.0	17.8	0.0	17.9	20.0	-	22.0
Maintenance capital expenditures	$0.0	0.2	0.2	0.5	1.0	-	1.5
Total segment capital expenditures	$0.0	18.1	0.2	18.4	21.0	-	23.5

Natural gas midstream segment:
System throughput volumes (MMcf per day)	308	320	394	341	340	-	350

Expenses:
Cash operating expenses	$13.2	16.2	13.5	43.0	56.0	-	60.0
Depreciation, depletion and amortization	$10.5	10.9	11.3	32.6	44.0	-	46.0

Capital expenditures:
Expansion and acquisitions	$7.4	14.6	31.0	53.0	110.0	-	120.0
Maintenance capital expenditures	$1.9	4.0	4.0	9.9	14.0	-	16.0
Total segment capital expenditures	$9.3	18.6	35.0	62.9	124.0	-	136.0

Other:
Interest expense:
End of period total debt outstanding (a)	$618.1	627.5	665.0
Effective interest rate	3.8%	5.7%	6.5%

These estimates are meant to provide guidance only and are subject to revision as PVR’s operating environment changes.

(a)	In April 2010, we sold $300 million of senior unsecured noted due 2018, with an annual coupon of 8.25%, the net proceeds of which were used to repay borrowings under our revolving credit facility.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

DERIVATIVE CONTRACT SUMMARY - unaudited

As of September 30, 2010

	Average Volume Per Day		Swap Price		Weighted Average Price
					Put (a)	Call (b)

Crude oil collar	(barrels	)			(per barrel)
Fourth quarter 2010 through fourth quarter 2010	750				$70.00	$81.25

Crude oil collar	(barrels	)			(per barrel)
Fourth quarter 2010 through fourth quarter 2010	1,000				$68.00	$80.00

Natural gas purchase swap	(MMBtu	)	(MMBtu	)
Fourth quarter 2010 through fourth quarter 2010	7,100		$5.885

NGL - natural gasoline collar	(gallons	)			(per gallon)
Fourth quarter 2010 through fourth quarter 2010	42,000				$1.55	$2.03

NGL - natural gasoline collar	(gallons	)			(per gallon)
First quarter 2011 through fourth quarter 2011	95,000				$1.57	$1.94

Crude oil collar	(barrels	)			(per barrel)
First quarter 2011 through fourth quarter 2011	400				$75.00	$98.50

Natural gas purchase swap	(MMBtu	)	(MMBtu	)
First quarter 2011 through fourth quarter 2011	6,500		$5.796

We estimate that, excluding the derivative positions described above, for every $1.00 MMBtu increase or decrease in the natural gas price, natural gas midstream gross margin and operating income for the remainder of 2010 would decrease or increase by approximately $0.2 million. In addition, we estimate that for every $5.00 per barrel increase or decrease in the crude oil price, our natural gas midstream gross margin and operating income for the remainder of 2010 would increase or decrease by approximately $1.4 million. This assumes that crude oil prices, natural gas prices and inlet volumes remain constant at anticipated levels. These estimated changes in gross margin and operating income exclude potential cash receipts or payments in settling these derivative positions.

(a) - Purchased put/floor.

(b) - Sold call/ceiling